Exhibit 5.1

Duane Morris Letterhead

November 10, 2005

Datameg Corporation

9 West Broadway

Suite 214

Boston, MA 02127

Re: Datameg Corporation Registration Statement on Form SB-2

Gentlemen:

This firm has acted as counsel for Datameg Corporation, a Delaware corporation (the “Company”), in connection with the preparation of the Company’s Post-Effective Amendment No. 1 to its Registration Statement on Form SB-2, covering 68,601,441 shares of the Company’s common stock, $0.0001 par value per share, File No. 333-128060, filed with the Securities and Exchange Commission on November 10, 2005 (the “Registration Statement”) under the Securities Act of 1933, as amended. We are delivering this opinion at your request.

We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials.

Subject to the foregoing and on the basis of the aforementioned examinations and investigations, it is the opinion of this firm that the 68,601,441 shares of the Company’s common stock subject to the Registration Statement have been legally issued and constitute fully paid and non-assessable shares of the Company’s common stock.

Duane Morris Graphic

Datameg Corporation

November 10, 2005

The opinions expressed above are limited to the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

We hereby consent (a) to be named in the Registration Statement and in the prospectus that constitutes a part of the Registration Statement as counsel in connection with the offering, including with respect to the registration of securities offered in the offering; and (b) to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Duane Morris LLP

Duane Morris LLP